    Exhibit 5.1

Tel Aviv | March 30, 2011

Direct Dial: 972-3-6087842 Direct Fax: 972-3-608-7713 or -7714 Email: orly@arnon.co.il Pointer Telocation Ltd. 14 Ha'melacha Street Park Afek, Rosh Ha'ayin, 48091 Israel

Ladies and Gentlemen:

Re:  Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for Pointer Telocation Ltd., a company organized under the laws of Israel (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, for the purposes of registering an additional 500,000 of its Ordinary Shares, par value New Israeli Shekel 3.00 per share (the "Option Shares"), under the Pointer Telocation Ltd. Employee Share Option Plan 2003 (the "Plan"). In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents.  We have assumed the same to have been properly given and to be accurate, we have assumed the truth of all facts communicated to us by the Company, and we have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders' meetings of the Company which have been provided to us are true, accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws.  In addition, we have assumed that in connection with the issuance of Option Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Option Shares covered by each such issuance.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

The above opinion is based on facts existing on the date hereof and of which we are aware. We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely, /s/ Yigal Arnon & Co.

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